SCHEDULE A

REVISED MULTIPLE CLASS PLAN

(revised effective October 1, 2020)

for the

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL FIAM Multi-Strategy Fund	Class 1 Class 2
AZL FIAM Total Bond Fund	Class 1 Class 2
AZL International Index Fund	Class 1 Class 2
AZL Mid Cap Index Fund	Class 1 Class 2
AZL MSCI Emerging Markets Equity Index Fund	Class 1 Class 2
AZL MSCI Global Equity Index Fund	Class 1 Class 2
AZL Russell 1000 Growth Index Fund	Class 1 Class 2
AZL Russell 1000 Value Index Fund	Class 1 Class 2
AZL Small Cap Stock Index Fund	Class 1 Class 2
AZL S&P 500 Index Fund	Class 1 Class 2